                                                                   Exhibit 12(b)

                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
          Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends



                                           Years Ended December 31,
                                   --------------------------------------
(millions except ratios)            1995    1994    1993   1992(1)  1991
                                   ------  ------  ------ --------- -----
Income from continuing operations
  before provision for income
  tax (2)                          $ 458.0 $ 397.0 $ 331.6 $ 179.1 $ 242.4

Add back fixed charges:

Interest on indebtedness              55.5    46.4    42.3    41.9    40.7

Interest on ESOP                       5.3     5.9     6.5     6.9     7.2

Portion of rents representative
  of interest factor                  21.4    28.7    26.1    19.2    15.4
                                   ------- ------- ------- ------- -------

  INCOME AS ADJUSTED               $ 540.2 $ 478.0 $ 406.5 $ 247.1 $ 305.7
                                   ======= ======= ======= ======= =======

FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS:

Interest on indebtedness:          $  55.5 $  46.4 $  42.3 $  41.9 $  40.7

Preferred stock dividends             37.5    48.4    47.5    20.3     3.5
                                   ------- ------- ------- ------- -------

  INTEREST AND DIVIDENDS              93.0    94.8    89.8    62.2    44.2

Interest on ESOP                       5.3     5.9     6.5     6.9     7.2

Portion of rents representative
  of interest factor                  21.4    28.7    26.1    19.2    15.4
                                   ------- ------- ------- ------- -------

  TOTAL FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS       $ 119.7 $ 129.4 $ 122.4 $  88.3 $  66.8
                                   ======= ======= ======= ======= =======

RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS                      4.5     3.7     3.3     2.8     4.6
                                   ======= ======= ======= ======= =======

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (3)                  5.8     4.8     4.5     4.1     5.9
                                   ======= ======= ======= ======= =======

(1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.
(2) Income statement data has been reclassified to reflect continuing operations for the years ended 1991 through 1994.
(3) This calculation of ratio of earnings to combined fixed charges and preferred stock dividends reflects the addition of the income from discontinued operations before the provision for income tax component for the years ended 1991 through 1995.